Exhibit 10.17
FIRST AMENDMENT TO DEED OF LEASE
     THIS FIRST AMENDMENT TO DEED OF LEASE (this “Amendment”) is made as of November 8, 2011, between COMMONWEALTH TOWER, L.P., a Delaware limited partnership (“Landlord”), and CARLYLE INVESTMENT MANAGEMENT L.L.C., a Delaware limited liability company (“Tenant”).
RECITALS
     Recital 1. Landlord and Tenant are parties to a certain Deed of Lease, dated January 10, 2011 (the “Lease”), under which Landlord leases to Tenant 70,452 rentable square feet, commonly known as Suites 1200, 1300 and 1400 (the “Current Premises”) at 1300 Wilson Boulevard, Arlington, Virginia (the “Building”).
     Recital 2. Landlord and Tenant desire to amend the Lease to provide for the expansion of the Current Premises to include certain additional space containing 13,789 rentable square feet located on the fifteenth (15th) floor of the Building, which space is more fully described on Exhibit A—Floor Plan of Expansion Space attached to this Amendment (the “Expansion Space”), to confirm the Rent Commencement Date for each floor of the Current Premises and to make certain other amendments to the Lease, all as more particularly set forth in this Amendment.
AGREEMENT
     NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, and intending to be legally bound hereby, Landlord and Tenant agree as follows:
     1. Recitals Incorporated; Definitions. The foregoing recitals are incorporated by reference into this Section as if set forth in the Section in full. Except as otherwise provided herein, capitalized terms used but not defined in this Amendment shall have the meanings given such terms in the Lease.
     2. Lease of Expansion Space. Landlord hereby leases the Expansion Space to Tenant and Tenant hereby leases the Expansion Space from Landlord for a term beginning on the date this Amendment is fully executed and delivered (the “Expansion Space Commencement Date”) and continuing through the Expiration Date (as defined in the Lease) and any extension thereof; thus, the Lease term for the Expansion Space will be coterminous with the Lease term for the Current Premises.
     3. Fixed Rent. Tenant shall pay Fixed Rent for the Expansion Space beginning on September 1, 2012 (the “Expansion Space Rent Commencement Date”), which Fixed Rent payments Tenant shall make as and when due under the Lease and at the rate from time to time in effect as set forth below. With respect to the Current Premises, Tenant shall continue to pay Fixed Rent at the rates from time to time in effect as set forth in the Lease.

Fixed Rent per annum per square foot
Period	of the Expansion Space
September 1, 2012 — August 31, 2013	$57.75
September 1, 2013 — August 31, 2014	$59.19
September 1, 2014 — August 31, 2015	$60.67
September 1, 2015 — August 31, 2016	$62.19
September 1, 2016 — August 31, 2017	$63.75
September 1, 2017 — August 31, 2018	$65.34
September 1, 2018 — August 31, 2019	$66.97
September 1, 2019 — August 31, 2020	$68.65
September 1, 2020 — August 31, 2021	$70.36
September 1, 2021 — Expiration Date	$72.12
     4. Expansion of Current Premises. Beginning on the Expansion Space Commencement Date, the following shall apply:
          a. The Premises shall include the Expansion Space (i.e., the Premises shall contain 84,241 rentable square feet, being comprised of the Current Premises’ 70,452 rentable square feet and the Expansion Space’s 13,789 rentable square feet).
          b. With respect to the Expansion Space,
               (i) Tenant’s Proportionate Share of Operating Expenses and Tenant’s Proportionate Share of Taxes shall be 3.8597% (i.e., the Expansion Space’s 13,789 rentable square feet divided by the Building’s 357,258 rentable square feet);
               (ii) the Base Year for Operating Expenses and the Base Year for Taxes shall be calendar year 2012; and
               (iii) Tenant’s obligation to pay Tenant’s Proportionate Share of Operating Expenses and Tenant’s Proportionate Share of Taxes with respect to the Expansion Space shall begin on May 1, 2013.
     5. Condition of Expansion Space.
          a. Tenant accepts the Expansion Space in “AS IS” condition. Except for the Expansion Allowance (as hereinafter defined), Landlord has no obligation to perform any demolition work or to make any leasehold improvements to the Expansion Space, deliver or install any materials in, to or at the Expansion Space, or provide Tenant with any leasehold improvement allowance or other allowance in connection with the Expansion Space.
          b. In addition to and without limiting the Landlord’s Contribution being contributed by Landlord with respect to the Current Premises (but not with respect to the Expansion Space), Landlord shall provide Tenant with an expansion improvement allowance in the amount of $70.83 per rentable square foot of the Expansion Space (the “Expansion Allowance”), which Expansion Allowance shall be applied solely towards the payment of Expansion Space Relocation Costs (not to exceed $13.75 per rentable square foot of the

Expansion Space) and Improvement Costs (as defined in Exhibit C-Work Agreement attached to the Lease). “Expansion Space Relocation Costs” means out-of-pocket costs incurred by Tenant in moving Tenant’s business to the Expansion Space including, without limitation, costs and expenses incurred by Tenant to (a) relocate telephone switching equipment, including inside wiring and jacks; (b) relocate existing or install new telephone lines; (c) relocate existing data communication circuit(s) or to install new circuit(s) in lieu of relocating existing circuit(s); (d) purchase, rent or lease materials used in the relocation of Tenant’s and its employees’ belongings, furniture or equipment; (e) move (labor, material, vehicle usage, supervisor, etc.) Tenant’s and its employees’ belongings, furniture, personal property and equipment to the Premises Expansion Space; (f) have printed new business cards and stationery and relocation announcements; and (g) the purchase of Tenant’s Equipment. Any excess Expansion Allowance (not to exceed twenty percent (20%) of the total Expansion Allowance) may be used by Tenant for the payment of Improvement Costs incurred in connection with the Current Premises.
          c. Tenant shall design and build-out the Expansion Space in accordance with the terms set forth in Exhibit C-Work Agreement attached to the Lease; and Landlord shall disburse the Expansion Allowance in accordance with the provisions of Exhibit C-Work Agreement governing the disbursement (as opposed to the application) of Landlord’s Contribution, except Exhibit C-Work Agreement is hereby amended with respect to the Expansion Space (but not with respect to the Current Premises) as follows: the first sentence in Section 3.2 is amended by deleting “June 30, 2012” and inserting “November 1, 2012” in place thereof and the last sentence in Section 4.1 is amended by deleting “December 31, 2011” and inserting “November 1, 2012” in place thereof.
          d. Tenant has advised Landlord that Tenant’s preliminary plans for the improvements that Tenant intends to make at the Expansion Space include the installation of a stairwell connecting the portion of the Current Premises located on the 14th floor of the Building to the Expansion Space on the 15th floor of the Building. Subject to Tenant’s compliance with the provisions of the Lease pertaining to Alterations and with Exhibit C-Work Agreement to the Lease (including, without limitation, Landlord’s approval of Tenant’s plans for the stairwell), Landlord hereby approves Tenant’s installation of such stairwell and Landlord agrees that Tenant will not be required to remove such stairwell at the expiration or earlier termination of the Term.
     6. Rent Commencement Dates. The Rent Commencement Date for the Current Premises shall be as follows:

Twelfth Floor Premises:	October 4, 2012
Thirteenth Floor Premises:	June 27, 2012
Fourteenth Floor Premises:	January 5, 2012
     7. Supplemental HVAC. The first sentence of Section 10.5 of the Lease is hereby amended to insert the following at the end thereof:
, and (f) in no event shall Landlord be liable for, and Tenant hereby waives any claim for, any Losses and other damages (whether direct, indirect, consequential or punitive damages, including loss of profits or business opportunity) to persons, property, equipment or otherwise arising as a result of Tenant’s connection of its supplemental HVAC unit(s) with the base Building HVAC System including any failure of the base Building HVAC System condenser water loop and/or any equipment related thereto to operate as such loop and/or equipment was designed to operate and regardless of the cause of such failure.
     8. Additional ROFO. Section 29.1(a) is hereby deleted and the following is inserted in place thereof:
          (a) Subject to the provisions of this Article, if, during the Term of this Lease, office space located on the eighth (8th) floor, the eleventh (11th) floor and/or the fifteenth (15th) floor of the Building becomes available for lease from Landlord (or Landlord reasonably anticipates that such space will become available for lease from Landlord) prior to the last fifteen (15) months of the initial Term (or, if Tenant has theretofore extended the Term in accordance with the provisions of Article 28, then prior to the last thirty-six (36) months of such Extension Term) (the “ROFO Space”), Landlord shall so notify Tenant (the “Landlord’s ROFO Notice”) of the anticipated availability date (the “ROFO Commencement Date”) and, Tenant shall have the right to lease all (but not less than all) of the ROFO Space (the “Right of Opportunity”) by delivering Tenant’s notice of such election to Landlord (“Tenant’s ROFO Notice”) within seven (7) Business Days after Landlord gives Landlord’s ROFO Notice to Tenant. If Tenant exercises Tenant’s Right of Opportunity less than thirty-six (36) months prior to the Expiration Date for the initial Term, Tenant shall concurrently exercise Tenant’s Extension Option for the Extension Term as set forth under Article 28, and Tenant shall have the right to exercise its Extension Option at such time notwithstanding anything to the contrary set forth in Article 28.
     9. Brokerage. Landlord and Tenant each represent and warrant to the other that it has not entered into any agreement with, or otherwise had any dealings with, any broker or agent, other than with an affiliate of Landlord and with CB Richard Ellis (together, “Broker”), in connection with the negotiation or execution of this Amendment which could form the basis of any claim by any such broker or agent for a brokerage fee or commission, finder’s fee, or any other compensation of any kind or nature in connection herewith, and each party shall indemnify and hold the other harmless from all costs (including court costs, investigation costs, and attorneys’ fees), expenses, or liability for commissions or other compensation claimed by any broker or agent with respect to this Amendment which arise out of any agreement or dealings, or alleged agreement or dealings, between the indemnifying party and any such agent or broker. Landlord shall pay Broker a commission in connection with this Amendment in accordance with the terms of a separate written agreement between Landlord and Broker. This Section shall survive the expiration or earlier termination of the Lease.
     10. Ratification. Landlord and Tenant hereby ratify and confirm that the terms of the Lease as amended by this Amendment, remain in full force and effect.

     11. Controlling Document. Except as expressly set forth to the contrary in this Amendment, Landlord’s leasing of the Premises to Tenant shall be upon and subject to the terms and provisions set forth in the Lease.
     12. Merger; Subsequent Changes. This Amendment constitutes the entire agreement between the parties with respect to the subject matter hereof, and all prior discussions and negotiations and agreements regarding the same are hereby merged in this Amendment. The provisions of this Amendment may be modified, waived or amended only by an agreement in writing signed by all parties.
     13. Binding Effect. The terms and provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns under the Lease.
     14. Counterparts. This Amendment may be executed in counterpart, each of which shall be deemed an original and all of which collectively shall constitute one and the same document. Any signature on a counterpart of this Amendment sent by facsimile or other electronic transmission shall be deemed valid and binding upon the party employing the same; provided that such party shall, upon the request of the other party, promptly provide such other party with a counterpart of this Amendment bearing an original version of such signature sent by facsimile or other electronic transmission.
     15. No Officer Liability. The liability of Landlord for Landlord’s obligations under the Lease (as amended from time to time) shall be limited to Landlord’s interest in the Project (as defined in the Lease) (and any insurance proceeds received by Landlord after application pursuant to the terms of any Mortgage (as defined in the Lease)) and Tenant shall not look to any other property or assets of Landlord or any Landlord Party (as defined in the Lease) in seeking either to enforce Landlord’s obligations under the Lease (as amended from time to time) or to satisfy a judgment for Landlord’s failure to perform such obligations; and none of the Landlord Parties (as defined in the Lease) shall be personally liable for the performance of Landlord’s obligations under the Lease (as amended from time to time).
     16. Governing Law. This Amendment and any modifications hereof shall be governed and construed in accordance with the laws of the Commonwealth of Virginia without regard to its choice of law principles.
[SIGNATURES FOLLOW]

     IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed under seal as of the day and year first above stated.
LANDLORD:

COMMONWEALTH TOWER, L.P.,
a Delaware limited partnership

By: Name:	/s/ Russell Makowsky Russell Makowsky
Title:	Vice President and Treasurer

TENANT:

CARLYLE INVESTMENT MANAGEMENT L.L.C.,
a Delaware limited liability company

By: Name:	/s/ Daniel A. D’Aniello Daniel A. D’Aniello
Title:	Managing Director